Exhibit 99.1

News Release

For Immediate Release             For Further Information, Contact:
December 27, 2016                George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT SELLS KOMO PLAZA IN SEATTLE

(SEATTLE) – Hines, the international real estate firm, today announced the closing on its sale of KOMO Plaza in Seattle to GI TC Seattle, LLC.
The net contract sales price for KOMO Plaza is expected to be approximately $276 million in aggregate, exclusive of transaction costs and closing prorations. The property was acquired by Hines Global REIT on December 15, 2011 for a purchase price of $160 million.
Formerly known as Fisher Plaza, KOMO Plaza is a state-of-the-art, multi-tenant data center facility. The property is located in an emerging office submarket in downtown Seattle, a prime location for its data center and broadcast tenants.
Sherri Schugart, president and CEO of Hines Global REIT, said, “There were many factors that made KOMO Plaza an attractive asset for Hines Global REIT, among them its central location, high-quality infrastructure, excellent connectivity, best-in-class construction, strong tenant roster and substantial tenant infrastructure investment. The property has performed extremely well for shareholders, producing solid income and appreciating substantially since its acquisition. Accordingly, management and the board determined this to be an opportune time to lock in gains and maximize the return on our investment.”
Hines Senior Managing Director Ty Bennion noted, “KOMO Plaza borders South Lake Union and the Queen Anne Submarket, an area that has seen significant growth from Amazon, University of Washington, Biotech and other technology users in recent years. The property’s convenient access and technological advantages helped it to be regarded as a premier data center asset in the Pacific Northwest, and ultimately as a desirable asset for the purchaser.”

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 41 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a privately owned global real estate investment firm founded in 1957 with locations in 192 cities in 20 countries. Hines has $93.2 billion of assets under management, including $47.9 billion for which Hines provides fiduciary investment management services, and $45.3 billion for which Hines provides third-party property-level services. Hines has 105 developments currently underway around the world, and historically, has developed, redeveloped or acquired 1,180 properties, totaling over 379 million square feet. The firm’s current property and asset management portfolio includes 483 properties, representing over 199 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.